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Exhibit 5.2

[APCOA/STANDARD PARKING LETTERHEAD]

June 17, 2002

APCOA/Standard Parking, Inc.
900 North Michigan Avenue, Suite 1600
Chicago, Illinois 60611

Re:	$72,269,000 Aggregate Principal Amount of 14% Senior Subordinated Second Lien Notes due 2006

Ladies and Gentlemen:

        I am Executive Vice President and General Counsel to APCOA/Standard Parking, Inc., a Delaware corporation (the "Company"), and have acted as counsel to the Company in connection with the registration of $72,269,000 aggregate principal amount of the Company's 14% Senior Subordinated Second Lien Notes due 2006 (the "Registered Notes") and the guarantees of the Registered Notes (the "Guarantees") by the guarantors listed on Schedule A hereto (the "Subsidiary Guarantors") under the Securities Act of 1933, as amended, on Form S-4 filed with the Securities and Exchange Commission on April 10, 2002, as amended to date (the "Registration Statement"). You have requested my opinion with respect to the matters set forth below. The Registered Notes and Guarantees will be issued pursuant to an indenture dated as of January 11, 2002 (the "Indenture"), by and among the Company, the Subsidiary Guarantors and Wilmington Trust Company, as trustee. The Registered Notes and Guarantees will be issued in exchange for the Company's outstanding 14% Senior Subordinated Second Lien Notes Due 2006 on the terms set forth in the prospectus contained in the Registration Statement and the Letter of Transmittal filed as an exhibit thereto. Capitalized terms used herein without definition have the meanings assigned to them in the Indenture.

        In my capacity as such counsel in connection with such registration, I am familiar with the proceedings taken and proposed to be taken by the Company and the Subsidiary Guarantors in connection with the authorization and issuance of the Registered Notes and the Guarantees, respectively. In addition, I have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to my satisfaction of such documents, corporate records and instruments, as I have deemed necessary for purposes of this opinion. I am licensed to practice law in the States of Illinois, Massachusetts and Ohio.

        In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, and the conformity to authentic original documents of all documents submitted to me as copies.

        I am opining herein as to the effect on the subject transaction only of the federal laws of the United States, the internal laws of the States of Connecticut, Georgia, Hawaii, Illinois, Louisiana, Massachusetts, Ohio and Virginia, and I express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state.

        Subject to the foregoing and the other matters set forth herein, it is my opinion that as of the date hereof:

  1.
  The Registered Notes have been duly authorized by all necessary corporate action of the Company.

  2.
  Each of the Guarantees has been duly authorized by all necessary corporate, limited liability company or partnership action of the respective Subsidiary Guarantor.

  3.
  The Indenture has been authorized, executed and delivered by each of the Subsidiary Guarantors.

        I consent to your filing this opinion as an exhibit to the above mentioned Registration Statement, and White & Case LLP may rely on this opinion in connection with the opinion it is delivering to you on this date.

Very truly yours,
/s/ Robert N. Sacks ROBERT N. SACKS

SCHEDULE A

A-1 Auto Park, Inc.
APCOA Bradley Parking Company, LLC
APCOA Capital Corporation
APCOA LaSalle Parking Company, LLC
Century Parking, Inc.
Events Parking Co., Inc.
Executive Parking Industries, LLC
Hawaii Parking Maintenance Inc.
Metropolitan Parking System, Inc.
S&S Parking, Inc.
Sentinel Parking Co. of Ohio, Inc.
Sentry Parking Corporation
Standard Auto Park, Inc.
Standard Parking Corporation
Standard Parking Corporation IL
Tower Parking, Inc.
Virginia Parking Service, Inc.

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  Exhibit 5.2
[APCOA/STANDARD PARKING LETTERHEAD]
SCHEDULE A